Exhibit 99.1

TransDigm Group Reports Fiscal 2017 Second Quarter Results

Cleveland, Ohio, May 9, 2017/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the second quarter ended April 1, 2017.

Highlights for the second quarter include:

•	Net sales of $873.2 million, up 9.6% from $796.8 million;

•	Net income of $155.5 million, up 9.8% from $141.7 million;

•	Earnings per share of $2.78, up 10.3% from $2.52:

•	EBITDA As Defined of $421.2 million, up 14.3% from $368.6 million;

•	Adjusted earnings per share of $3.02, up 5.6% from $2.86; and

•	Upward revision to fiscal 2017 sales, EBITDA As Defined and adjusted earnings per share guidance.

Net sales for the quarter rose 9.6%, or $76.4 million, to $873.2 million from $796.8 million in the comparable quarter a year ago. The favorable contribution from the businesses acquired in the last twelve month period was $69.7 million. Organic net sales growth was up approximately 1%.

Net income for the quarter increased 9.8% to $155.5 million, or $2.78 per share, compared to $141.7 million, or $2.52 per share, in the comparable quarter a year ago. The increase in net income primarily reflects the increase in net sales described above; improvements to our operating margin resulting from the strength of our proprietary products and continued productivity efforts; and lower acquisition-related costs. This growth in net income was partially offset by higher interest expense.

Adjusted net income for the quarter rose 5.2% to $168.9 million, or $3.02 per share, from $160.5 million, or $2.86 per share, in the comparable quarter a year ago.

EBITDA for the quarter increased 16.5% to $397.7 million from $341.4 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 14.3% to $421.2 million compared with $368.6 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 48.2%.

“Commercial aftermarket revenues for the current fiscal second quarter compared slightly unfavorably to a very difficult comparison in the prior year quarter. On a positive note, most of our commercial aftermarket businesses had higher revenues versus the prior year quarter. Additionally, year-to-date commercial aftermarket bookings are running significantly ahead of shipments,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “Our overall performance was in-line with our expectations for both the second quarter and first half of our fiscal 2017, despite some modest puts and takes across our markets. Commercial aftermarket revenues have been a little softer but this has been mostly offset by stronger defense revenues. Bookings, in not only the commercial aftermarket, but all of our major markets, have exceeded shipments. This contributes to our confidence in the growth for the second half of our fiscal year. Our year-to-date reported EBITDA As Defined margin continued to expand to 48%, up two margin points versus the prior year period, demonstrating our continual focus on the fundamentals of value generation for our shareholders.
During the quarter we opportunistically took advantage of a compelling share price and repurchased $340 million of our common stock. We view share repurchases like any other investment opportunity and we believe the investment will meet or exceed our stringent return requirements.”

During the thirteen week period ended April 1, 2017, TransDigm repurchased 1,517,824 shares of its common stock with a weighted average per share price of $224 at an aggregate cost of approximately $340 million. On March 7, 2017, our Board of Directors authorized a new $600 million stock repurchase program to replace the existing repurchase program permitting the repurchase of a portion of TransDigm's outstanding shares. As of April 1, 2017, the remaining amount of repurchases allowed under the new program was approximately $410 million.
As previously reported, on February 22, 2017, TransDigm acquired the stock of Schroth Safety Products GmbH and certain aviation and defense assets and liabilities from subsidiaries of Takata Corporation for approximately $90 million in cash. The primary businesses purchased were that of Schroth Safety Products GmbH and Takata Protection Systems Inc., both of which will be known going forward as Schroth. The Schroth businesses design and manufacture proprietary, highly engineered, advanced safety systems for aviation, racing and military ground vehicles throughout the world.
Also during the quarter, TransDigm successfully completed an offering of an additional $300 million aggregate principal amount of 6.5% senior subordinated notes due 2025.

Year-to-Date Results

Net sales for the twenty-six week period ended April 1, 2017 rose 12.6% to $1,687.3 million from $1,498.5 million in the comparable period last year. Organic net sales growth was approximately 2.1%.

Net income for the twenty-six week period ended April 1, 2017 increased 1.2% to $274.4 million, or $3.17 per share, compared with $271.1 million, or $4.75 per share, in the comparable period last year. Earnings per share were reduced in both 2017 and 2016 by $1.71 per share and $0.05 per share, respectively, representing dividend equivalent payments made during each fiscal year. The increase in net income primarily reflects growth in net sales described above and improvements to our operating margin resulting from the strength of our proprietary products and continued productivity efforts. This growth in net income was partially offset by higher interest expense due to an increase in the level of outstanding borrowings to $11.2 billion from $8.4 billion outstanding in the comparable period last year due to an incremental $1.9 billion issued in June 2016, a net incremental $0.6 billion issued in November 2016 and incremental $0.3 billion issued in February 2017. The additional debt was primarily used to fund acquisitions, share repurchases and the $24 per share special dividend paid in November 2016. The current year also included costs attributable to the debt financing activity of $35.6 million.

Adjusted net income for the twenty-six week period ended April 1, 2017 rose 8.6% to $314.2 million, or $5.59 per share, from $289.2 million, or $5.12 per share, in the comparable period a year ago.

EBITDA for the twenty-six week period ended April 1, 2017 increased 12.0% to $720.7 million from $643.7 million for the comparable period a year ago. EBITDA As Defined for the period increased 17.2% to $806.2 million compared with $688.0 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 47.8%.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2017 Outlook
Mr. Howley continued, “We are updating the full year fiscal 2017 guidance primarily to reflect our current expectations for the second half of our fiscal year, the recent acquisition of Schroth, lower weighted average shares and higher interest expense.”

Assuming no additional acquisitions, the revised guidance is as follows:

•	Net sales are anticipated to be in the range of $3,530 million to $3,570 million compared with $3,171 million in fiscal 2016;

•	Net income is anticipated to be in the range of $605 million to $619 million compared with $586 million in fiscal 2016;

•	Earnings per share are expected to be in the range of $9.16 to $9.40 per share based upon weighted average shares outstanding of 55.6 compared with $10.39 per share in fiscal 2016;

•	EBITDA As Defined is anticipated to be in the range of $1,693 million to $1,713 million compared with $1,495 million in fiscal 2016; and

•	Adjusted earnings per share are expected to be in the range of $12.09 to $12.33 per share compared with $11.49 per share in fiscal 2016.
Please see the attached table 6 for a reconciliation of EBITDA, EBITDA As Defined to net income and reported earnings per share to adjusted earnings per share guidance mid-point estimated for the fiscal year ending September 30, 2017. Additionally, please see the attached table 7 for comparison of the current fiscal year 2017 guidance versus the previously issued fiscal year 2017 guidance.

Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on May 9, 2017, beginning at 11:00 a.m., Eastern Time. To join the call, dial (888) 558-9538 and enter the pass code 14042088. International callers should dial (760) 666-3183 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (855) 859-2056 and entering the pass code 14042088. International callers should dial (404) 537-3406 and use the same pass code.

About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.
TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2017 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future geopolitical or worldwide events; cyber-security threats and natural disasters; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with our international sales and operations; and other risk factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED				Table 1
APRIL 1, 2017 AND APRIL 2, 2016
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
NET SALES	$873,232	$796,801	$1,687,250	$1,498,496
COST OF SALES	382,144	371,140	751,907	698,267
GROSS PROFIT	491,088	425,661	935,343	800,229
SELLING AND ADMINISTRATIVE EXPENSES	102,592	95,064	204,307	177,267
AMORTIZATION OF INTANGIBLE ASSETS	22,134	18,522	47,665	34,845
INCOME FROM OPERATIONS	366,362	312,075	683,371	588,117
INTEREST EXPENSE - NET	147,842	111,288	293,846	223,271
REFINANCING COSTS	3,507	—	35,591	—
INCOME BEFORE INCOME TAXES	215,013	200,787	353,934	364,846
INCOME TAX PROVISION	59,508	59,104	79,558	93,722
NET INCOME	$155,505	$141,683	$274,376	$271,124
NET INCOME APPLICABLE TO COMMON STOCK	$155,505	$141,683	$178,405	$268,124
Net earnings per share:
Basic and diluted	$2.78	$2.52	$3.17	$4.75
Cash dividends paid per common share	$—	$—	$24.00	$—
Weighted-average shares outstanding:
Basic and diluted	55,894	56,134	56,211	56,475

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED				Table 2
APRIL 1, 2017 AND APRIL 2, 2016
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Net income	$155,505	$141,683	$274,376	$271,124
Adjustments:
Depreciation and amortization expense	34,879	29,337	72,927	55,537
Interest expense, net	147,842	111,288	293,846	223,271
Income tax provision	59,508	59,104	79,558	93,722
EBITDA	397,734	341,412	720,707	643,654
Adjustments:
Acquisition-related expenses and adjustments (1)	8,104	17,623	26,672	24,847
Non-cash stock compensation expense (2)	11,106	11,767	21,126	22,448
Refinancing costs (3)	3,507	—	35,591	—
Other, net (4)	764	(2,197)	2,069	(2,931)
Gross Adjustments to EBITDA	23,481	27,193	85,458	44,364
EBITDA As Defined	$421,215	$368,605	$806,165	$688,018
EBITDA As Defined, Margin (5)	48.2%	46.3%	47.8%	45.9%

(1) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold: costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) For the thirteen week period ended April 1, 2017, represents debt issuance costs expensed in conjunction with the additional 2025 Notes. For the twenty-six week period ended April 1, 2017, represents debt issuance costs expensed in conjunction with the incremental term loan (tranche F), refinancing of the 2021 Notes and the additional 2025 Notes.

(4) Primarily represents foreign currency transaction gain or loss on intercompany loans to be settled and gain or loss on sale of fixed assets and payroll withholding taxes related to dividend equivalent payments.

(5) The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
REPORTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED				Table 3
APRIL 1, 2017 AND APRIL 2, 2016
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Reported Earnings Per Share
Net income	$155,505	$141,683	$274,376	$271,124
Less: dividends on participating securities	—	—	(95,971)	(3,000)
Net income applicable to common stock - basic and diluted	$155,505	$141,683	$178,405	$268,124
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	52,849	53,222	53,108	53,468
Vested options deemed participating securities	3,045	2,912	3,103	3,007
Total shares for basic and diluted earnings per share	55,894	56,134	56,211	56,475
Basic and diluted earnings per share	$2.78	$2.52	$3.17	$4.75
Adjusted Earnings Per Share
Net income	$155,505	$141,683	$274,376	$271,124
Gross adjustments to EBITDA	23,481	27,193	85,458	44,364
Purchase accounting backlog amortization	5,393	4,458	14,540	6,998
Tax adjustment	(15,481)	(12,858)	(60,209)	(33,264)
Adjusted net income	$168,898	$160,476	$314,165	$289,222
Adjusted diluted earnings per share under the two-class method	$3.02	$2.86	$5.59	$5.12
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share	$2.78	$2.52	$3.17	$4.75
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payments	—	—	1.71	0.05
Non-cash stock compensation expense	0.14	0.14	0.26	0.28
Acquisition-related expenses	0.17	0.28	0.51	0.39
Refinancing costs	0.04	—	0.44	—
Reduction in income tax provision net income per common share related to the adoption of ASU 2016-09	(0.12)	(0.05)	(0.52)	(0.31)
Other, net	0.01	(0.03)	0.02	(0.04)
Adjusted earnings per share	$3.02	$2.86	$5.59	$5.12

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH		Table 4
PROVIDED BY OPERATING ACTIVITIES TO EBITDA,
EBITDA AS DEFINED
FOR THE TWENTY-SIX WEEK PERIODS ENDED
APRIL 1, 2017 AND APRIL 2, 2016
(Amounts in thousands)
(Unaudited)
	Twenty-Six Week Periods Ended
	April 1, 2017	April 2, 2016
Net cash provided by operating activities	$390,500	$286,880
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	24,036	72,517
Interest expense - net (1)	283,676	215,607
Income tax provision - current	79,212	91,098
Non-cash stock compensation expense (2)	(21,126)	(22,448)
Refinancing costs (4)	(35,591)	—
EBITDA	720,707	643,654
Adjustments:
Acquisition-related expenses (3)	26,672	24,847
Non-cash stock compensation expense (2)	21,126	22,448
Refinancing costs (4)	35,591	—
Other, net (5)	2,069	(2,931)
EBITDA As Defined	$806,165	$688,018

(1) Represents interest expense excluding the amortization of debt issue costs and premium and discount on debt.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.

(4) For the twenty-six week period ended April 1, 2017, represents debt issuance costs expensed in conjunction with the incremental term loan (tranche F), refinancing of the 2021 Notes and the additional 2025 Notes.

(5) Primarily represents foreign currency transaction gain or loss on intercompany loans to be settled and gain or loss on sale of fixed assets and payroll withholding taxes on dividend equivalent payments.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in thousands)
(Unaudited)
	April 1, 2017	September 30, 2016
Cash and cash equivalents	985,389	1,586,994
Trade accounts receivable - net	573,952	576,339
Inventories - net	725,025	724,011
Current portion of long-term debt, net of debt issuance costs and OID	64,064	52,645
Short-term borrowings-trade receivable securitization facility, net of debt issuance costs	199,909	199,771
Accounts payable	139,003	156,075
Accrued current liabilities	329,663	344,112
Long-term debt, net of debt issuance costs and OID	10,839,282	9,943,191
Total stockholders' deficit	(2,038,764)	(651,490)

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME AND REPORTED EARNINGS
PER SHARE TO ADJUSTED EARNINGS PER SHARE GUIDANCE MID-POINT	Table 6
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017
(Amounts in millions, except per share amounts)
(Unaudited)
Year Ended
September 30,
2017 (guidance
mid-point)
Net income	$612
Adjustments:
Depreciation and amortization expense	140
Interest expense - net	600
Income tax provision	237
EBITDA	1,589
Adjustments:
Acquisition-related expenses and adjustments (1) and other, net (1)	32
Non-cash stock compensation expense (1)	46
Refinancing costs (1)	36
Gross Adjustments to EBITDA	114
EBITDA As Defined	$1,703
EBITDA As Defined, Margin (1)	48.0%

Earnings per share	$9.28
Adjustments to earnings per share:
Inclusion of the dividend equivalent payments	1.73
Non-cash stock compensation expense	0.57
Acquisition-related expenses and adjustments and other, net	0.65
Refinancing costs	0.44
Reduction in income tax provision net income per common share related to the adoption of ASU 2016-09	(0.46)
Adjusted earnings per share	$12.21

Weighted-average shares outstanding	55.6

(1) Refer to Table 2 above for definitions of Non-GAAP measurement adjustments.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION
CURRENT FISCAL YEAR 2017 GUIDANCE VERSUS PRIOR FISCAL YEAR 2017 GUIDANCE			Table 7

(Amounts in millions, except per share amounts)
(Unaudited)
	Current	Prior
	Fiscal Year 2017	Fiscal Year 2017
	Guidance	Guidance	Change at
	Issued May 9, 2017	Issued February 7, 2017	Mid-Point
Sales	$3,530 to $3,570	$3,520 to $3,570	$5

GAAP Net Income	$605 to $619	$609 to $625	($5)

GAAP Earnings Per Share	$9.16 to $9.40	$9.15 to $9.43	($0.01)

EBITDA As Defined	$1,693 to $1,713	$1,686 to $1,710	$5

Adjusted Earnings Per Share	$12.09 to $12.33	$12.02 to $12.30	$0.05

Weighted-Average Shares Outstanding	55.6	56.1	(0.5)